PETRIE STORES CORPORATION
                             70 Enterprise Avenue
                             Secaucus, NJ  07094
                                (201) 866-3600

          FOR IMMEDIATE RELEASE

               PETRIE STORES ANNOUNCES SHARE EXCHANGE PLAN WITH TOYS 'R' US

                    Tax-Free Transaction is Designed to Unlock Shareholder Value In Petrie Stores

               New York, New York, April 21, 1994 -- Petrie Stores Corporation (NYSE: PST) announced today that it has entered into a definitive agreement with Toys 'R' Us (NYSE: TOY) to exchange approximately 40 million shares of Toys 'R' Us common stock and cash for newly issued shares of Toys 'R' Us common stock. Under the terms of the agreement, the newly issued Toys 'R' Us stock to be exchanged with Petrie Stores will equal the value of the stock and cash transferred to Toys 'R' Us, less $115 million.

               The transaction is conditioned on the disposition of Petrie's approximately 1700 specialty retail stores. Petrie Stores is considering a number of methods of disposing of its retail operations, including: a rights offering in which its shareholders would be given the opportunity to purchase shares in a new holding company for its retail operations; a sale to a third-party buyer; and a public offering of the shares of a new holding company for its retail operations.

               The transaction with Toys 'R' Us is also conditioned on the company receiving from the Internal Revenue Service a ruling that the transaction will be tax-free to Petrie Stores, Toys 'R' Us and Petrie's stockholders.

               Promptly after the closing of the transaction and the disposition of Petrie's retail operations, Petrie Stores will liquidate the company and distribute to its shareholders all the newly issued Toys 'R' Us stock, except an amount to be held in a liquidating trust covering the company's contingent liabilities at the time of the closing. The closing is anticipated to occur in the fall of 1994.

               It is expected that Petrie Store's retail operations will continue uninterrupted and that senior management will remain with those operations.

               "This transaction will allow Petrie shareholders to unlock the true value of Petrie's long-standing stake in Toys 'R' Us, as well the value of Petrie's 1700 stores," said Allan Laufgraben, Petrie's President and Chief Executive Officer, and Peter Left, Chief Operating Officer. "Milton Petrie is a visionary who created one of the nation's leading retail companies. It is our intention to continue the operation of Petrie stores, and we are very excited about the prospects of this organization. We intend to expand on what Mr. Petrie has accomplished, while delivering value to Petrie shareholders and opening new opportunities for its employees."

               The company said that it has held preliminary discussions with several potential buyers regarding its retail operations and has received indications of interest in the range of $200 million to $250 million. The company is currently pursuing discussions with one such buyer, who is working with the existing senior management group, on an all-equity proposal in such range.

               However, Petrie Stores has not entered into a letter of intent or any other agreement or commitment with any potential buyer, and there can be no assurance that it will conclude a transaction with any such party.

               Petrie Stores has conditioned its obligation to close the transaction on reducing its contingent liabilities, primarily retail lease guarantees by Petrie Stores, to less than $200 million, and Toys 'R' Us has conditioned its obligation to close on being satisfied that it will not become responsible for Petrie Stores' liabilities. In connection with the transaction, Petrie Stores will be seeking to modify its lease guarantees covering approximately two-thirds of the retail store leases and to transfer them to a new holding company for its retail operations.

               The transaction, which may be terminated if it is not consummated by January 28, 1995 (or by November 15, 1994 if either a favorable ruling has not been received by then from the IRS or Petrie has not adequately reduced its contingent liabilities), is subject to the approval by holders of two-thirds of Petrie Stores' outstanding shares. Mr. Petrie who owns approximately 28 million shares of Petrie Stores stock, constituting approximately 60% of the outstanding and 54% of the fully diluted shares, has agreed to vote his shares in favor of the transaction.

               In connection with the transaction, Petrie Stores is obligated to call its 8% Convertible Subordinated Debentures due 2010, of which $125 million principal amount are still outstanding.

               Petrie Stores is one of the largest women's specialty retailing chains in the country -- with more than 1700 stores in all 50 states, Puerto Rico, the U.S. Virgin Islands, and the District of Columbia. The trade names of its stores include Marianne, G&G, Rave, Jean Nicole, Winkleman's, Stuarts, and M.J. Carroll.

               This is neither an offer to sell, nor a solicitation of offers to purchase, any securities. The Toys 'R' Us stock will be distributed only pursuant to an effective registration statement.

                                        ###

          Contact:  Gregory W. Miller
                    (201) 866-3600
                    Ext. 7371 or 7372

                    Walter G. Montgomery
                    Robinson, Lake, Lerer & Montgomery/Sawyer Miller Group
                    (212) 484-6721